Exhibit 99.1

Contact: Amy C. Chang Vice President, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2015 RESULTS

Quarterly revenue increases 36% to $328 million; reports EPS of $0.25

SAN DIEGO – (May 6, 2015) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced first quarter 2015 financial results exceeding the Company’s guidance for revenue and adjusted EBITDA. First quarter financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2015	% Change Q1 2014
Revenue	$327.5	36%
Gross profit	$101.4	37%
Net income	$12.2	60%
Diluted EPS	$0.25	56%
Adjusted Diluted EPS*	$0.30	67%
Adjusted EBITDA*	$33.3	58%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	Consolidated revenue increased 36% year-over-year, driven by organic revenue growth of 22% with the remainder from acquisitions.

•	Gross margin of 31.0% represented an improvement of 30 basis points from the prior year and 70 basis points from the prior quarter.

•	Adjusted EBITDA margin of 10.2% reflected a 140 basis point improvement from the prior year.

•	Adjusted EPS of $0.30 (which excludes amortization of intangible assets and acquisition and integration-related expenses) grew 67% from the prior year.

•	AMN’s leading workforce solutions portfolio continues to grow and create opportunities to help healthcare providers through multiple service lines.

“Amid positive trends in the healthcare industry, we continued to experience strong demand and outstanding execution across all business segments, resulting in better than anticipated revenue and profitability growth during the first quarter,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “The pipeline of opportunities for our strategic workforce solutions offerings remains strong, and our recently added Avantas, Onward Healthcare, Locum Leaders and Medefis companies are performing and integrating very well into AMN’s service offerings. Our portfolio of differentiated workforce solutions and stronger recruitment and supply capabilities, combined with the favorable market conditions and the exceptional performance by our team, give us a continued optimistic outlook for 2015.”

First Quarter 2015 Results

For the first quarter of 2015, consolidated revenue was $328 million, an increase of 36% from the same quarter last year and 17% sequentially. First quarter revenue for the Nurse and Allied Healthcare Staffing segment was $229 million, up 40% (24% excluding acquisitions) from the same quarter last year and 20% sequentially. Locum Tenens Staffing segment revenue in the first quarter was $87 million, an increase of 30% (19% excluding acquisitions) from the same quarter last year and up 14% sequentially. First quarter Physician Permanent Placement Services segment revenue was $12 million, an increase of 11% from the same quarter last year and lower by 1% sequentially.

First quarter gross margin of 31.0% was higher by 30 basis points than the same quarter last year and higher by 70 basis points sequentially. The year-over-year and sequential gross margin improvements were driven both by organic and acquisition revenue growth of higher-margin workforce solutions businesses.

SG&A expenses for the first quarter were $72 million, representing 21.8% of revenue, compared to 22.7% in the same quarter last year and 22.1% in the prior quarter. The year-over-year and sequential improvements in SG&A expenses as a percentage of revenue were due primarily to operating leverage associated with the revenue growth. SG&A expenses in the quarter included $1 million of acquisition and integration-related expenses.

First quarter net income was $12 million and net income per diluted share was $0.25. Excluding the impact of amortization of intangible assets of $3 million and acquisition and integration-related expenses of $1 million, adjusted net income per diluted share was $0.30. First quarter adjusted EBITDA was $33 million, a year-over-year increase of 58% and sequential increase of 32%. First quarter adjusted EBITDA margin of 10.2% represented a 140 basis point increase over prior year and 120 basis point increase from the prior quarter.

At March 31, 2015, cash and cash equivalents totaled $12 million. First quarter cash flow from operations was $9 million and capital expenditures were $6 million. The Company ended the first quarter with total debt outstanding of $238 million, with a leverage ratio of 2.2 to 1.

Business Trends and Outlook

The Company expects consolidated second quarter 2015 revenue of $335 to $340 million. Gross margin is expected to be 30.5% to 31.0%. SG&A expenses as a percentage of revenue are expected to be 22.0% to 22.5%, slightly higher than first quarter due to increases in employee and other expenses to deliver consistent quality service to our clients. Integration-related expenses are expected to be approximately $1 million. Adjusted EBITDA margin is expected to be approximately 9.5%.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs, vendor management systems, recruitment process outsourcing and consulting services - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Conference Call on May 7, 2015

AMN Healthcare Services, Inc.’s first quarter 2015 conference call will be held on Thursday, May 7, 2015, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will be available at 7:30 p.m. Eastern Time on May 7, 2015, and can be accessed until 11:59 p.m. Eastern Time on May 21, 2015, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 357522.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures, and it uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title-captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding the 2015 outlook and second quarter revenue, gross margin, SG&A expenses, integration-related expenses and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Revenue	$327,510	$240,881	$279,649
Cost of revenue	226,078	166,925	194,953

Gross profit	101,432	73,956	84,696

	31.0%	30.7%	30.3%

Operating expenses:
Selling, general and administrative	71,552	54,667	61,668
	21.8%	22.7%	22.1%
Depreciation and amortization	5,095	3,820	4,077

Total operating expenses	76,647	58,487	65,745

Income from operations	24,785	15,469	18,951

Interest expense, net, and other	1,807	1,846	1,329

Income before income taxes	22,978	13,623	17,622
Income tax expense	10,769	5,993	7,727

Net income	$12,209	$7.630	$9,895

Net income per common share:
Basic	$0.26	$0.16	$0.21

Diluted	$0.25	$0.16	$0.20

Weighted average common shares outstanding:
Basic	47,146	46,354	46,634

Diluted	48,364	47,917	48,462

Other comprehensive income (loss)	68	(9)	113

Comprehensive income	$12,277	$7,621	$10,008

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share and operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Revenue
Nurse and allied healthcare staffing	$229,046	$163,450	$191,570
Locum tenens staffing	86,692	66,871	76,170
Physician permanent placement services	11,772	10,560	11,909

	$327,510	$240,881	$279,649

Reconciliation of Non-GAAP Items:
Segment operating income (1)
Nurse and allied healthcare staffing	$31,901	$19,972	$23,963
Locum tenens staffing	9,110	6,873	8,155
Physician permanent placement services	3,271	2,131	2,744

	44,282	28,976	34,862
Unallocated corporate overhead	10,960	7,868	9,601

Adjusted EBITDA (2)	33,322	21,108	25,261
Adjusted EBITDA margin (3)	10.2%	8.8%	9.0%

Depreciation and amortization	5,095	3,820	4,077
Share-based compensation	2,377	1,819	1,796
Acquisition and integration costs	1,065	0	437
Interest expense, net and other	1,807	1,846	1,329

Income before income taxes	22,978	13,623	17,622
Income tax expense	10,769	5,993	7,727

Net income	$12,209	$7,630	$9,895

GAAP based diluted net income per share (EPS)	$0.25	$0.16	$0.20
Adjustments (net of tax):
Amortization of intangible assets	$0.04	$0.02	$0.02
Acquisition and integration costs	$0.01	$0.00	$0.01

Adjusted diluted EPS (4)	$0.30	$0.18	$0.23

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Gross Margin
Nurse and allied healthcare staffing	29.8%	29.0%	28.6%
Locum tenens staffing	29.4%	29.9%	28.8%
Physician permanent placement services	65.7%	63.0%	66.1%

Operating Data:
Nurse and allied healthcare staffing
Average clinicians on assignment (5)	7,223	5,633	6,030

Locum tenens staffing
Days filled (6)	54,260	44,749	48,391

	As of March 31		As of December 31,
	2015	2014	2014
Leverage ratio (7)	2.2	2.0	1.9

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$11,633	$13,073
Accounts receivable, net	221,001	186,274
Accounts receivable, subcontractor	34,191	28,443
Deferred income taxes, net	26,466	27,330
Prepaid and other current assets	29,065	27,550

Total current assets	322,356	282,670
Restricted cash, cash equivalents and investments	19,772	19,567
Fixed assets, net	36,674	32,880
Other assets	44,117	39,895
Goodwill	197,254	154,387
Intangible assets, net	179,877	152,517

Total assets	$800,050	$681,916

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	92,081	78,993
Accrued compensation and benefits	72,237	67,995
Current portion of revolving credit facility	30,000	18,000
Current portion of notes payable	7,500	7,500
Deferred revenue	3,137	3,177
Other current liabilities	2,662	2,630

Total current liabilities	207,617	178,295

Revolving credit facility	65,500	0
Notes payable	135,000	136,875
Deferred income taxes, net	37,198	32,491
Other long-term liabilities	83,972	77,674

Total liabilities	529,287	425,335

Commitments and contingencies

Stockholders’ equity	270,763	256,581

Total liabilities and stockholders’ equity	$800,050	$681,916

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014 (8)	2014
Net cash provided by operating activities	$8,687	$864	$5,039

Net cash used in investing activities	(85,350)	(4,709)	(17,908)

Net cash provided by (used in) financing activities	75,155	(2,457)	16,166

Effect of exchange rates on cash	68	(9)	113

Net decrease in cash and cash equivalents	(1,440)	(6,311)	3,410

Cash and cash equivalents at beginning of period	13,073	15,580	9,663

Cash and cash equivalents at end of period	$11,633	$9,269	$13,073

(1)	Segment operating income represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation expense.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition and integration costs and share-based compensation expense. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of 1) amortization of intangible assets; 2) acquisition and integration expenses; and 3) other non-recurring costs, such as debt extinguishment cost, in each case, net of tax. Adjusted diluted EPS for prior year and prior quarter have been restated to conform to the current year presentation. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between quarters. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what items are excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(5)	Average clinicians on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(7)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the last twelve months.
(8)	Certain reclassifications have been made to the condensed consolidated statements of cash flows for the three months ended March 31, 2014 to conform to the current year presentation.